EXHIBIT 99.1
NEWS

Contact:

John P. Howlett
Vice Chairman Emeritus
Emtec, Inc.
Telephone 908-338-0043
Email johnhowlett@emtecinc.com
Web site www.emtecinc.com

Emtec, Inc. Announces First Quarter Results
Continues Profitable Trend with $0.07 Earnings per Share

Marlton, NJ, January 28, 2009 – Emtec, Inc. (OCTCBB: ETEC) (“Emtec” or the “Company”) announced today that for the quarter ended November 30, 2008, consolidated operating income was $1.9 million, a decrease of $600,000 from $2.5 million in the comparable quarter in the prior year.  Earnings per share for the quarter ended November 30, 2008 was $0.07 per share, a decrease of $0.02 per share from the $0.09 per share earned in the comparable quarter in the prior year.

Our Global Services Division’s revenues were $10.7 million for the three months ended November 30, 2008. Global Services Division consists of revenues from our recently acquired subsidiaries Luceo, eBAS and Aveeva.  Our Global Services Division’s operating income for the three months ended November 30, 2008 was $730,000.  Our Systems Division’s total revenues decreased $15.3 million, or 20.5%, to $59.3 million for the three months ended November 30, 2008, compared to $74.6 million for the three months ended November 30, 2007.  Operating income for our Systems Division for the three months ended November 30, 2008 decreased by 52.0%, or $1.3 million, to $1.2 million, compared to $2.5 million for the three months ended November 30, 2007.  The decreases in revenues and operating income experienced in the Systems Division are primarily due to an overall decrease in our clients’ IT spending, particularly in our commercial business and in various Federal governmental agencies and the State of New Jersey. We believe that this decrease in revenues can be attributed to the current economic downturn.

Earnings before interest, taxes, depreciation and amortization expenses (EBITDA) for the quarter ended November 30, 2008 was $2.5 million compared to $2.8 million for the quarter ended November 30, 2007. EBITDA represents a non-GAAP (Generally Accepted Accounting Principles) financial measure. A table reconciling this measure to net income, the most directly comparable GAAP measure is included in this release.

“In light of the current economic downturn, I am pleased that our team has worked diligently to produce these positive results,” said Dinesh Desai, Chairman and Chief Executive Officer of Emtec.  “Our strategy of building our Global Service Division has cushioned the slowdown experienced in our Systems Division.”

About Emtec:

Emtec, Inc. established in 1964, is an information technology company, providing services and products to the federal, state, local, education and commercial markets. Emtec operates two business segments: Emtec Systems Division and Emtec Global Services.  Areas of specific practices within Emtec Systems Division include enterprise architecture, data management, data center infrastructure and consulting and integration services. Areas of expertise in Emtec Global Services include software development, software consulting, business analysis, quality assurance, and testing.

Certain statements in this document constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. The Company’s future operating results are dependent upon many factors, including but not limited to the Company’s ability to: (i) obtain sufficient capital or a strategic business arrangement to fund its plan of operations when needed; (ii) build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the Company’s control; and (iv) other risk factors discussed in the Company’s periodic filings with the Securities and Exchange Commission which are available for review at www.sec.gov under “Search for Company Filings.”   We undertake no obligation to publicly update or revise any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, or changes to future results over time.

EMTEC, INC
SUMMARY FINANCIAL INFORMATION

	Three Months Ended November 30,

	2008	2007
Revenues	$70,019,110	$74,640,186

Gross profit	8,793,986	8,644,977
Percent of revenues	12.6%	11.6%

Operating income (loss)	1,929,716	2,499,706
Percent of revenues	2.8%	3.3%

Net income	$1,005,947	$1,246,202
Net income per common share - Basic and Diluted	$0.07	$0.09

EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization Expense)

	Three Months Ended November 30,

	2008	2007
Net income	$1,005,947	$1,246,202

EBITDA Adjustments:
Provision for income taxes	670,446	934,274
Interest expense	254,062	337,023
Interest income – other	(4,903)	(17,775)
Depreciation and amortization	533,899	300,503

EBITDA	$2,459,451	$2,800,227